Exhibit 99.1

       PAYLESS SHOESOURCE REPORTS JUNE SAME-STORE SALES INCREASED BY 1.7%

     TOPEKA, Kan., July 7 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 1.7 percent during the June reporting period, the five weeks ended July 2, 2005. All data in this press release relate to continuing operations.

     Company sales totaled $275.8 million, a 0.3 percent decrease from $276.6 million during fiscal June of last year.

     Sales were as follows (unaudited):

                      JUNE SALES* (DOLLARS IN MILLIONS)
       -----------------------------------------------------------
                                  Percent      Same-Store Sales***
         Fiscal       Fiscal      Increase/          Percent
         2005**       2004**     (Decrease)    Increase/(Decrease)
       ----------   ----------   ----------    -------------------
       $    275.8   $    276.6         (0.3)%                  1.7%

                    YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)
       -----------------------------------------------------------
                                  Percent      Same-Store Sales***
         Fiscal       Fiscal      Increase/         Percent
         2005**       2004**     (Decrease)    Increase/(Decrease)
       ----------   ----------   ----------    -------------------
       $     1.21   $     1.20          0.6%                   2.8%

    *   Sales from continuing operations.

    ** The fiscal year for operations in the company's Latin American region and Japan is based on a December 31 year-end. Operations in the company's Latin American region (178 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

    *** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

    Our June Sales performance was consistent with the company's long term objectives. Looking forward, Payless ShoeSource remains committed to its goal to continue to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of our merchandise authority strategy.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of June 2005, the Company operated a total of 4,632 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding June 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             07/07/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /